Filed pursuant to Rule 433

June 2, 2026

Relating to

Preliminary Prospectus Supplement dated June 2, 2026

to

Prospectus dated September 23, 2025

Registration Statement No. 333-290475-05

Duke Energy Carolinas, LLC
First and Refunding Mortgage Bonds,

$400,000,000 4.65% Series due 2031

$1,000,000,000 5.15% Series due 2036
$1,000,000,000 5.75% Series due 2056

Pricing Term Sheet

Issuer:	Duke Energy Carolinas, LLC (the “Issuer”)
Trade Date:	June 2, 2026
Settlement Date:	June 5, 2026
Expected Ratings (Moody’s/S&P)*:	Aa3/A (Stable/Stable)
Security Description:	First and Refunding Mortgage Bonds, 4.65% Series due 2031 (the “2031 Bonds”)	First and Refunding Mortgage Bonds, 5.15% Series due 2036 (the “2036 Bonds”)	First and Refunding Mortgage Bonds, 5.75% Series due 2056 (the “2056 Bonds”)
Principal Amount:	$400,000,000	$1,000,000,000	$1,000,000,000
Maturity Date:	June 15, 2031	June 15, 2036	June 15, 2056
Benchmark Treasury:	4.125% due May 31, 2031	4.375% due May 15, 2036	4.750% due February 15, 2056
Benchmark Treasury Price:	99-24+	99-12+	96-20+
Benchmark Treasury Yield:	4.177%	4.451%	4.967%
Spread to Benchmark Treasury:	+ 50 bps	+ 70 bps	+ 80 bps
Reoffer Yield:	4.677%	5.151%	5.767%
Price to the Public:	99.879% per 2031 Bond, plus accrued interest, if any, from June 5, 2026	99.990% per 2036 Bond, plus accrued interest, if any, from June 5, 2026	99.756% per 2056 Bond, plus accrued interest, if any, from June 5, 2026

Coupon:	4.65%	5.15%	5.75%
Interest Payment Dates:	Payable semi-annually in arrears on June 15 and December 15, beginning on December 15, 2026	Payable semi-annually in arrears on June 15 and December 15, beginning on December 15, 2026	Payable semi-annually in arrears on June 15 and December 15, beginning on December 15, 2026
Redemption Provisions/ Make-Whole Call:

Prior to May 15, 2031 (the date that is one month prior to the maturity date of the 2031 Bonds (the “2031 Par Call Date”)), the Issuer may redeem the 2031 Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2031 Bonds matured on the 2031 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate applicable to the 2031 Bonds + 10 basis points less (b) interest accrued to the redemption date; and (2) 100% of the principal amount of the 2031 Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

Prior to March 15, 2036 (the date that is three months prior to the maturity date of the 2036 Bonds (the “2036 Par Call Date”)), the Issuer may redeem the 2036 Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2036 Bonds matured on the 2036 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate applicable to the 2036 Bonds + 15 basis points less (b) interest accrued to the redemption date; and (2) 100% of the principal amount of the 2036 Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

Prior to December 15, 2055 (the date that is six months prior to the maturity date of the 2056 Bonds (the “2056 Par Call Date”)), the Issuer may redeem the 2056 Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2056 Bonds matured on the 2056 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate applicable to the 2056 Bonds + 15 basis points less (b) interest accrued to the redemption date; and (2) 100% of the principal amount of the 2056 Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

	On or after the 2031 Par Call Date, the Issuer may redeem the 2031 Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2031 Bonds to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.	On or after the 2036 Par Call Date, the Issuer may redeem the 2036 Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2036 Bonds to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.	On or after the 2056 Par Call Date, the Issuer may redeem the 2056 Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2056 Bonds to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.
Tax Credit Event Redemption:	At the Issuer’s option, in whole but not in part at 101% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date (any notice of redemption may be issued by the later of (a) December 31, 2026 and (b) six months from the date of issuance).	At the Issuer’s option, in whole but not in part at 101% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date (any notice of redemption may be issued by the later of (a) December 31, 2026 and (b) six months from the date of issuance).	At the Issuer’s option, in whole but not in part at 101% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date (any notice of redemption may be issued by the later of (a) December 31, 2026 and (b) six months from the date of issuance).
CUSIP / ISIN:	26442C BR4 / US26442CBR43	26442C BS2 / US26442CBS26	26442C BT0 / US26442CBT09
Joint Book-Running Managers:

CIBC World Markets Corp.

J.P. Morgan Securities LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Co-Managers:

Citizens JMP Securities, LLC

Fifth Third Securities, Inc.

FNB America Securities LLC

Huntington Securities, Inc.

Regions Securities LLC

Siebert Williams Shank & Co., LLC

Academy Securities, Inc.

AmeriVet Securities, Inc.

Drexel Hamilton, LLC

Mischler Financial Group, Inc.

Roberts & Ryan, Inc.

Samuel A. Ramirez & Company, Inc.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each credit rating should be evaluated independently of any other credit rating.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling CIBC World Markets Corp. toll-free at (800) 282-0822, J.P. Morgan Securities LLC collect at (212) 834-4533, PNC Capital Markets LLC toll-free at (855) 881-0697, RBC Capital Markets, LLC toll-free at (866) 375-6829, SMBC Nikko Securities America, Inc. toll-free at (888) 868-6856, TD Securities (USA) LLC toll-free at (855) 495-9846, Truist Securities, Inc. toll-free at (800) 685-4786 or U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607.